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                       July 24, 2020

       Robert Peterson
       Senior Vice President & Chief Executive Officer
       Occidental Petroleum Corporation
       5 Greenway Plaza
       Suite 110
       Houston, TX 77046

                                                        Re: Occidental
Petroleum Corporation
                                                            Form 10-K for the
fiscal year ended December 31, 2019
                                                            filed February 28,
2020
                                                            File No. 001-09210

       Dear Mr. Peterson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation